SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549


    FORM 8-K

CURRENT REPORT


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)     June 26, 2003



  Weirton Steel Corporation
 (Exact name of registrant as specified in its charter)



Delaware              1-10244               06-1075442
(State or other jurisdiction (Commission    (IRS Employer
of incorporation or           File Number)   Identification
organization)                                    No.)



   400 Three Springs Drive
   Weirton, West Virginia                  26062-4997
(Address of principal executive offices)   (Zip Code)



Registrant's telephone number, including area code  (304) 797-2000




Item 5.  Other Events and Regulation FD Disclosure.

     On June 26, 2003, the Registrant reported that John H. Walker resigned his position as the Company's President and Chief Executive Officer. The press release regarding the resignation is attached hereto.



Attachment.

     News Media Contact: Gregg Warren
     Director-Corporate Communications
     and Government Relations
     (304) 797-2828
     Financial Community Contact: Rick Garan
     Assistant Treasurer
     (304) 797-2788

     Date: June 26, 2003

                    FOR IMMEDIATE RELEASE


      WEIRTON STEEL PRESIDENT AND CEO ANNOUNCES RESIGNATION

     WEIRTON, W.VA. John H. Walker today announced his resignation as Weirton Steel Corp. (OTCBB: WRTL) president and chief executive officer.

     Walker has agreed to remain in his position until the company's board of directors names his successor. His future plans were not disclosed.

     'I've had several employment opportunities. But last year, I decided to remain with the company to complete our out-of-court restructuring program and this year, I remained to ensure the company would move forward with its current in-court reorganization. Now that the company has received its final court approval for its debtor-in-possession financing facility, I am confident it is headed in the right direction. Therefore, I've decided it's now time for me to pursue other options,' Walker said.

     On May 19, Weirton Steel filed a voluntary petition to reorganize itself under Chapter 11 bankruptcy proceedings.

     'Since 1998, given the steel import crisis and other major challenges, 36 steel companies filed for bankruptcy before Weirton Steel did. Therefore, no one should have been surprised by our filing. I'm proud of our employees who helped us stay out of bankruptcy for the three years prior to our filing something that has bewildered industry analysts and the competition. I'm sure our employees will muster that same determination to reorganize and emerge from bankruptcy,' Walker commented.

     'I sincerely appreciate the support I've received during my years here.
I wish the very best for the company, its employees and the good people of the Upper Ohio
Valley.'

     Walker, 45, was named president of Weirton Steel in March 2000. He was appointed chief executive officer in January 2001, and shortly thereafter, named to the company's board of directors, a position he also has vacated.

     'John has been an outstanding and decisive leader during difficult times for Weirton Steel and the U.S. steel industry. He is respected and supported by all of the company's stakeholders,' said Richard R. Burt, Weirton Steel's chairman of the board.

     'John earned a reputation on Capitol Hill and within the Bush administration as an effective, no-nonsense advocate on behalf of the domestic steel industry. He also had a good and constructive rapport with the rank and file, something not seen in the executive ranks for many years. We thank him for his service to the company and the industry. We will miss John, but wish him the very best in his future endeavors.

     Among his accomplishments at Weirton Steel, Walker imposed a business strategy focused on growing the company's tin mill and value-added product lines while drifting away from commodity products. The company is the second largest domestic tin mill products (TMP) producer.

     Walker also guided the company through an out-of-court restructuring process from 2001 through this year. The restructuring dramatically enhanced the company's liquidity by securing new bank and vendor financing, lowering employment costs through new negotiated labor agreements and reducing its public debt through public debt exchanges. This year, Walker led another cost-containment campaign which reduced the company's expenses by $38 million by addressing wage and pension issues.

     In addition, Walker was instrumental in ensuring that TMP were included under President Bush's current steel tariff relief program which began last year.

     Nearly one week before tariffs were imposed on various types of steel products, Walker discovered that federal officials had not recommended to Bush that a tariff be placed on TMP. Walker led an eleventh-hour campaign to have the TMP issue brought before the president which resulted in tariffs being placed on the products.

     Walker originally joined Weirton Steel in 1988 when he was named executive assistant to the president. In 1990, he became director of operations planning before assuming subsequent positions as general manager of operations in 1994 and vice president of operations in 1995.

     In 1996, Walker left Weirton Steel to accept the position of vice president of operations at Kaiser Aluminum in Spokane, Wash., and within one year was named president of its flat-rolled products division. He remained in that role until returning to Weirton Steel in 2000.

     Walker, who also serves as a board member with United Airlines (UAL), rejected an offer in 2002 to become UAL's chief executive officer.

     Weirton Steel, which employs 3,500 workers, is the sixth largest U.S. integrated steel company and produces hot-rolled, cold-rolled, galvanized and TMP.


-----------------------------


          SIGNATURES

          Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEIRTON STEEL CORPORATION


Dated: July 8, 2003
By:                   /s/William R. Kiefer
                         William R. Kiefer
                           General Counsel
                           and Secretary